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                                                                    EXHIBIT 23.2







                              ACCOUNTANTS' CONSENT



     The Board of Directors
     The Rival Company:


     We consent to the incorporation by reference of our report, dated August 3, 1998, with respect to the consolidated balance sheets of The Rival Company and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1998 in the registration statement on Form S-4 of Holmes Product Corp. and the related prospectus. We also consent to the reference to our firm under the caption "experts" in the registration statement on Form S-4 of Holmes Product Corp. and the related prospectus.

                                    KPMG LLP

     Kansas City, Missouri
     July 2, 1999